Exhibit 10.2

FEDERAL HOME LOAN BANK OF CHICAGO

MANAGEMENT INCENTIVE COMPENSATION PLAN

I.	PURPOSE

Members of the Bank’s Management Committee (excluding the President & CEO) are eligible to participate in the Federal Home Loan Bank of Chicago Management Incentive Compensation Plan (“Plan”). The purpose of the Plan is to give a select group of management and highly compensated employees strong incentives to make difficult decisions and to expend exceptional efforts to enhance the financial performance of the Bank.

Incentive compensation is to be awarded by the President & CEO with approval of the Personnel & Compensation Committee of the Board of Directors in accordance with the terms and conditions in this Plan.

II.	ELIGIBILITY FOR AWARD

To receive an award under the Plan, the following eligibility conditions must be satisfied:

A. The recipient is a member of the Bank’s Management Committee (excluding the President & CEO) during the Plan year or is a senior officer designated by the President & CEO to participate in the Plan;

B. The recipient has defined and satisfied personal goals and other performance expectations, as established and approved by the President & CEO, and the recipient has achieved specific levels of job performance for the Plan year; and

C. The recipient displays, in the judgment of the President & CEO, a commitment to the Bank as a whole and team spirit.

III.	PLAN CRITERIA AND MAXIMUM AWARD PERCENTAGE

A.	Plan Criteria

The Plan criteria consist of a series of corporate goals established annually (“Bank Criteria”) based upon the approved Business Plan for the Plan year. The Bank Criteria will be communicated within the first three (3) months of each Plan year and will specify:

(i)	Bank Criteria description;
(ii)	Plan Year Performance Target for each of the Bank Criteria; and
(iii)	Target Value or weighting attributed to each of the Bank Criteria.

The Bank Criteria, Performance Targets and Target Values for a Plan year shall be established by the Personnel & Compensation Committee.

B.	Plan Administration

The Maximum Award Percentage is calculated by calculating the actual Plan year performance as a percent of target for each of the Bank Criteria separately, multiplying the results for each criterion by its associated Target Value and adding the resulting totals to calculate the Award Coefficient Factor.

The total Award Coefficient Factor is applied to the Award Formula Table to determine the Maximum Award Percentage. The Maximum Award Percentage and the Award Formula Table are established for each Plan year and communicated as part of the Plan Worksheet for that Plan year.

After the Maximum Award Percentage is calculated for a Plan year, the President & CEO shall establish an award pool for this Plan and determine the award to be made to each recipient, in his sole discretion. Individual awards will be approved by the Personnel & Compensation Committee of the Board of Directors.

C.	Discretionary Awards

In any Plan year, the President & CEO may establish a discretionary bonus pool which may be used to grant individual Discretionary Awards as set forth in this Section III.C. The amount of such bonus pool shall be determined at the discretion of the President & CEO up to a percentage of the aggregate incentive award opportunity (base salary x Maximum Award Percentage) for all eligible recipients in a Plan year, as approved by the Personnel & Compensation Committee.

If the President & CEO has established a discretionary bonus pool for a Plan year, the President & CEO shall have the authority to grant an additional incentive award (“Discretionary Award”) to recipients who are otherwise eligible to receive an incentive award under this Plan for the Plan year. The determination of the recipients of a

Discretionary Award and the amount of such Discretionary Award for each such recipient shall be in the sole discretion of the President & CEO, provided that the aggregate amount of Discretionary Awards granted in any Plan year shall not exceed the amount of the discretionary bonus pool previously determined by the President & CEO for such year. A Discretionary Award is made to a recipient in addition to the incentive award made to such recipient pursuant to Section III.B of this Plan and need not be related to the recipient’s base compensation. The President shall not be required to distribute the full amount of any discretionary bonus pool. All Discretionary Awards shall be deemed to be an “award” for all purposes under this Plan.

The Personnel & Compensation Committee shall receive a report in a Plan year where Discretionary Awards are granted.

IV.	FORM OF PAYMENT

Payment shall be 100% in cash.

A.	Cash

The cash portion of any award is payable after year-end results are reported and Personnel & Compensation Committee approval.

B.	Payment Deferral

An award recipient may elect to defer the receipt of all or any amount of any award under the Plan and to have such amount applied to the purchase of Performance Units under the Federal Home Loan Bank of Chicago Long-Term Incentive Compensation Plan. Election of such deferral shall be subject to the following rules:

(i)	An election to defer all or any portion of an award that may be made pursuant to Section III.B of this Plan must be made no later than June 30 of each Plan year; and
(ii)	An election to defer all or any portion of a discretionary award that may be made pursuant to Section III.C of this Plan must be made prior to January 1 of the Plan year in question; provided, however, that with respect to the 2007 Plan year only, a deferral election with respect to a discretionary award that may be made pursuant to Section III.C for the 2007 Plan year must be made no later than June 1, 2007.

V.	MISCELLANEOUS

Base pay may be adjusted annually by merit increases, but is not affected by any incentive award.

The Bank shall during each plan year give the Personnel & Compensation Committee a mid-year status report on progress toward performance targets established hereunder.

The Plan shall be maintained in accordance with and is subject to Federal Housing Finance Board regulations and policies.

VI.	OTHER TERMS AND CONDITIONS

A.	Discretionary Authority.

The Bank, with the approval of the Personnel & Compensation Committee, may make adjustments in the criteria established herein for any award period whether before or after the end of the award period and, to the extent it deems appropriate in its sole discretion which shall be conclusive and binding upon all parties concerned, make awards or adjust awards to compensate for or reflect any significant changes which may have occurred during the award period which alter the basis upon which such performance targets were determined or otherwise. The Bank, with the approval of the Personnel & Compensation Committee, may, in its discretion, make additional awards in such amounts as it deems appropriate in consideration of extraordinary performance by the Bank.

B.	Other Conditions.

(1)	No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan. Except as otherwise required by law, awards under the Plan may not be assigned.

(2)	Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Bank.

(3)	The Bank shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

(4)	No award shall be paid to an employee for the current plan year if such employee’s employment ceases prior to the end of the plan year, whether by resignation, termination or otherwise.

(5)	Any award hereunder may be reduced pro rata in the event that an award recipient (i) commences employment with the Bank during the calendar year or (ii) is absent from the Bank (other than regular vacation) during the calendar year whether through approved leave or otherwise, including but not limited to: short or long term disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave.

C.	Plan Administration

(1)	The Bank shall have full power to administer and interpret the Plan and to establish rules for its administration. The levels of financial and individual performance, established pursuant to this Plan, achieved for each award period shall be conclusively determined by the Bank. The determination of financial performance achieved for any award period may, but need not, be adjusted to reflect extraordinary financial items and adjustments or restatements of the financial statements, in the discretion of the Bank. Any such determination shall not be affected by subsequent adjustments or restatements. Any determinations or actions required or permitted to be made by the Bank may be made by the President & CEO. The Bank and President & CEO of the Bank in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Bank and of counsel, public accountants and other professional or expert persons.

(2)	The Plan shall be governed by applicable Federal law.

(3)	This Plan supersedes any prior Management Incentive Compensation Plan for the plan year commencing on January 1, 2007.

D.	Modification or Termination of Plan.

The Bank may modify or terminate the Plan at any time to be effective at such date as the Bank may determine. A modification may affect present and future awards and eligible employees.

E.	Effective Date.

The Plan shall be effective May 1, 2007.

APPROVED BY THE BOARD OF

DIRECTORS ON THE 24TH

DAY OF APRIL, 2007.

/s/    Peter E. Gutzmer

Its Corporate Secretary